Exhibit 10.1

Cooperation Agreement

between

SunHydrogen, Inc

10 E Yanonali Street Suite 36

Santa Barbara, CA 93101

- “SUNHYDROGEN” -

and

Gebr. SCHMID GmbH

Robert-Bosch-Straße 32-36

72250 Freudenstadt

Germany

- “SCHMID” -

Recitals:

SCHMID has developed several tool and process platforms for industrial processing of flat and continuous substrates for the electronic, PV, medical and commodity industries. Besides having decades of experience in providing tools to the industry in the field of specialized immersion and single side chemical treatment such as anodizing, chemical deburring, etching, cleaning and chemical bath deposition, electro and electroless plating, thin film deposition in ambient and low pressure environment, one of the major strengths of the company is to industrialize processes from lab to mass manufacturing.

SUNHYDROGEN has developed a breakthrough nanoparticle technology to make green hydrogen using sunlight and any source of water. SUNHYDROGEN seeks to identify and develop manufacturing processes to scale-up second generation (“Gen2”) nanoparticle technology to transition from lab-scale to commercial scale.

The intention of the cooperation is to commonly design and define a machine platform along with processes that enable mass manufacturing of the SUNHYDROGEN hydrogen generator. Each party will be sharing certain information needed to replicate and manufacture GEN 2 nanoparticles, which information shall be deemed “Confidential Information” pursuant to the terms of the Confidentiality Agreement.

1.	Scope of the Agreement

1.1.	SCHMID shall support SUNHYDROGEN with the implementation of SUNHYDROGEN laboratory processes on SCHMID’s equipment. SCHMID represents and warrants that it owns all equipment necessary to perform its obligations hereunder. Throughout the term of this agreement, SCHMID shall provide the manpower of 3 full-time engineers and make the equipment available to SUNHYDROGEN which is present at SCHMID´s research center in Freudenstadt (“Service”). SUNHYDROGEN shall have the right to have two representatives on site on a full time basis to coordinate, inspect, and oversee the Service, including the SCHMID equipment and personnel. Each party shall be responsible for any and all wages, benefits, travel and expenses for its employees and independent contractors in connection with the performance of its obligations under this agreement.

1.2.	At the earliest, after 6 months after execution of this agreement but no later than 8 months after execution of this agreement, SCHMID will provide a concept for customized manufacturing equipment to manufacture PAH in large-scale, along with a good faith offer (which will include a cost estimate and other relevant details) with respect to the implementation of the Process on such SCHMID equipment. “Process” means the manufacturing process of PAH from preparing substrates to completing PAH as a fully functioning PV/PEC component. SCHMID shall also consider alternatives other than SCHMID equipment. SCHMID shall report to SUNHYDROGEN on a bi-weekly basis. In any case, SUNHYDROGEN and SCHMID agree that SCHMID shall have no legal obligation to deliver a solution. No success is owed by SCHMID. If a successful solution is achieved, the parties shall negotiate in good faith to enter into a Phase II agreement.

1.3.	The scope of the work to be performed by SCHMID (the “Services”) within the 6-month term of this agreement is as set forth on Exhibit A and as follows:

1.	Design Evaluation Phase. The Design Evaluation Phase will, among other things, generate a general understanding of the SUNHYDROGEN process challenges and include an evaluation of the pros and cons of design alternatives, identification of potential alternative routes, and definition of targets jointly discussed between the parties. The Design Evaluation Phase will continue for six months (overlapping with the other phases) and will further include:

-	Process flow evaluation, including material streams and process time per step for generation 1 (“Gen 1”) and Gen 2 of the SUNHYDROGEN hydrogen generator. For clarify, the hydrogen generator includes both PAH and the housing device;

-	Transition from lab scale into first idea of production machines, such as potentiostats/galvanostats, e-beam evaporator, and/or sputter, for a given output;

-	Joint discussion of results achieved with Sun Hydrogen, including bi-weekly meetings and a monthly progress chart in mutually acceptable form;

-	Evaluation of potential alternative stack design processes and materials for each material component (e.g. anodized aluminium (“Al”) versus perforated ultra-thin glass). This includes the use of perforated glass substrate to substitute alumina that replaces electrochemical anodization process, and the use of high-efficiency photovoltaic (“PV”) materials such as perovskite and copper indium gallium selenide (“CIGS”) inside the porous substrate. Only where accessible, practical tests will be conducted with the porous glass. For perovskite or CIGS, third parties may be included if it is crucial to proceed with practical tests on such alternatives; provided, however, that no third party shall be involved unless the involvement of such third party is expressly approved in writing by SUNHYDROGEN and such third party enters into an agreement (including confidentiality undertakings) in a form approved by SUNHYDROGEN in writing;

-	Analysis of the principle device structure and benchmarking against alternative concepts in regard to production simplification, field maintenance, operation stability, life cycle assessment, and performance; benchmarking the current stack against alternatives under consideration of the above mentioned aspects (e.g., evaluate if the PV and hydrogen part can be rearranged in the module such that the membranes or PV-cells can be exchanged separately for e.g. maintenance);

-	Benchmarking against current competing similar technologies (e.g. Fraunhofer MehrSi project based on III-IV materials and other current ongoing projects in regards to PAHs (“PAH” has the meaning set forth on Exhibit B); definition of metrology and analysis tools needed for the process - scanning electron microscopy (“SEM”) for structural characterization, profilometer for measuring the substrate film thickness, solar simulator (large spot size) and potentiostat for PV and photoelectrochemical (“PEC”) characterization;

-	Security and safety aspects in production as well as product safety in field operation;

-	Defining joint development targets for each process step. Both parties will exchange information about all process steps in order to understand and enable a joint development not only on plating but also on other relevant matters such as module assembly (including liquid delivery, gas outlets, outer casing, and membrane integration), matrix and cell connection, and thin film coating besides plating, among others;

-	Identifying the need for cooperation and/or partnerships (e.g. new materials or processes (e.g. perovskite, special glass composition for the porous glass, etc.) that require a third party for supply or development, and/or a partner for chemistry, such as Dupont or an institute. SCHMID uses very commonly the support of the Fraunhofer ISE, ISC Konstanz or ISFH in Germany. No third party shall be involved unless the involvement of such third party is expressly approved in writing by SUNHYDROGEN and such third party enters into an agreement (including confidentiality undertakings) in a form approved by SUNHYDROGEN in writing;

-	Cost of ownership calculations and benchmarking. For comparison of a PAH setup versus a modular setup with separate energy supply and hydrogen generation, the goal is to have a solid decision matrix for the industrialization path forward; and

-	First draft of a specification sheet reflecting needed pilot equipment as well as analysis and metrology tools.

2.	Process Evaluation Phase (3-month phase to commence after receiving first results of the Design Evaluation Phase). The Process Evaluation Phase will include the following:

-	Transfer of the main process into the SCHMID technical center (the main processes of anodization and electroplating of semiconductors);

-	Set up and modify first lab tools, including cleanroom tools for substrate manufacturing, electrochemical tools for deposition, and PEC/PV measurement tools for efficiency analysis;

-	Detailed analysis of the processes concerning stability, eligibility for mass manufacturing and performance - analysis of the manufactured PAH structure for its stability and its solar to hydrogen production performance, and eligibility for mass manufacturing; and

-	Build up demonstrators for process verification and classification - Build a demonstrating panel including the manufactured PAH structures incorporated into a housing device for solar hydrogen production process verification and classification.

3.	Engineering Phase (one-month phase commencing at the end of the fifth month). The Engineering Phase will include the following:

-	Adjusting metrology if needed;

-	Machine layout engineering - a layout of the machine required for mass manufacturing PAH and a housing device;

-	Conceptual facility layout - a conceptual facility layout including detailed information on labor, materials, and machinery needed;

-	CAPEX overview plan for an initial industrial pilot line with ramp up outlook; and

-	CAPEX and OPEX for the industrial pilot line to manufacture PAH.

If feasible, after 6 months both parties will jointly generate the base for a solid cost and timeline for building up an industrial scale prototype production with a defined substrate, size, process sequence and throughput requirement with minimized risk.

In the event of any conflict or inconsistency between the provisions of this Section 1.3 and Exhibit A, Exhibit A shall control.

1.4.	SCHMID will allow SUNHYDROGEN to visit the production line during processing of the samples.

1.5.	SUNHYDROGEN shall support SCHMID with all details of their laboratory processes and know-how which is necessary to reach the goal set forth under clause 1.1.

1.6.	SUNHYDROGEN will share data of finished samples for evaluation by SCHMID to help identify opportunities for improvement.

2.	Intellectual Property

2.1.	Each Party shall promptly disclose in confidence to the other Parties all resulting intellectual property rights of any description including but not limited to patents, copyrights, design rights (registered or unregistered), trademarks, know-how and database rights arising from and developed in the course of this Agreement by any of the parties (“Resulting IP”). During the term of this Agreement, the Parties shall co-operate, where reasonably required, in relation to the preparation and prosecution of patent applications and any other Resulting IP applications, and in relation to any legal proceedings concerning such patents and patent applications and any other Resulting IP applications.

2.2.	Any intellectual property rights which are existing at the time of the execution of this Cooperation Agreement remain the property of the respective party.

2.3.	Unless agreed otherwise, each party shall undertake and continue at its expense the timely prosecution and maintenance of all Resulting IP which is solely owned by that Party.

2.4.	Notwithstanding anything to the contrary in this Agreement, including in this Section 2, the Parties agree that certain Resulting IP shall be assigned as follows:

-	Any and all Resulting IP relating to SUNHYDROGEN Background IP, whether developed by either party separately or by the parties jointly, shall be owned exclusively by SUNHYDROGEN. SUNHYDROGEN shall be responsible for securing ownership of such Resulting IP from its employees, students and other agents and register the Resulting IP accordingly at its own costs, and SUNHYDROGEN shall have the right to make all determinations related to the prosecution, maintenance and enforcement of all such Resulting IP. For purposes of this Agreement, the term “SUNHYDROGEN Background IP” shall have the meaning set forth on Exhibit B.

-	Any and all Resulting IP not relating to SUNHYDROGEN Background IP and developed exclusively by SCHMID shall be owned exclusively by SCHMID (“SCHMID IP”). SCHMID shall be responsible for securing ownership of all SCHMID IP from its employees, students and other agents and register the Resulting IP accordingly at its own costs, and SCHMID shall have the right to make all determinations related to the prosecution, maintenance and enforcement of all such SCMID IP.

-	Each party shall take all actions, including signing any required documentation, required to give full force and effect to the provisions of this Section 2.4.

3.	Costs and Payment Terms

3.1.	For the Services provided by SCHMID, SUNHYDROGEN shall pay to SCHMID the aggregate amount of EUR 800,000 for its Services and obligations hereunder, including, without limitation, manpower, consumable, equipment modification, new equipment and any external resources needed.

3.2.	The payment shall be made 7 business days after signing the agreement. For purposes of the foregoing, “business day” shall mean each day other than Saturday or Sunday on which commercial banks in both Germany and the United States are open for business.

3.3.	In case the parties agree to an amendment extending the scope and duration of this agreement, SUNHYDROGEN shall pay to SCHMID EUR 100,000 for every month of extension. The payment shall be made until the 5th of the respective month.

4.	Warranty, Liability

4.1.	In no event shall either SUNHYDROGEN or SCHMID be liable for any loss or damage, direct, indirect, consequential or incidental, arising out of this contract, the use of, or the inability to use, products sold or purchased hereunder, or for the services provided hereunder whether such damage results from breach or warranty, negligence or any other cause and whether or not such party knew or should have known the possibility of such loss or damage; provided, however, that the foregoing limitations shall not apply in case of intentional acts or omissions, gross negligence, and in other cases not permitted by law.

5.	Term of Agreement, Termination

5.1.	This agreement becomes valid with its signing by both parties with an effective date of March 1, 2021 and shall remain in force for 6 months thereafter. After this period, it shall be automatically extended (i) as needed for the parties to satisfy their respective obligations set forth in Sections 1.2 and 1.3 which by their express terms may extend past 6 months, and (ii) thereafter, by one-month increments unless one party terminates it by written notice to the other party at least one month before the expiry date.

5.2.	The right of both parties to terminate the agreement by good cause shall remain unaffected. A good cause for termination shall be, but not limited to, a material breach by the other party of its obligations hereunder which breach remains uncured for a period of 15 days following notice by the non-breaching party to the breaching party specifying the nature of such material breach in reasonable detail. In the event of a good cause termination, without limiting any other remedies which may be available to the parties, SCHMID shall repay to SUNHYDROGEN a pro rata portion of the aggregate amount paid by SUNHYDROGEN pursuant to Section 3 of this agreement based on the number of days then remaining in the term); provided, however, that such amount shall not be payable in the event SCHMID terminates pursuant to this Section 5.2 due to a material breach by SUNHYDROGEN.

5.3.	Notwithstanding anything to the contrary herein, (i) no termination of this agreement shall relieve either party of any liability for breach occurring prior to the date of such termination and (ii) Sections 1.2, 1.3, 2, 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

6.	Confidentiality

6.1.	SUNHYDROGEN and SCHMID have entered into that certain Cooperation and Non-Disclosure Agreement, dated 2021-01-21 (the “Confidentiality Agreement”). The Confidentiality Agreement is expressly incorporated herein, provided that (i) the definition of “Confidential Information” is amended to include all non-public information disclosed or otherwise made available pursuant to and in the course of performance of this this agreement, (ii) the obligations set forth in the Confidentiality Agreement (as amended hereby) shall expire on the five (5) year anniversary of the execution of this agreement, and (iii) in the event of any conflict or inconsistency between the Confidentiality Agreement and this agreement, this agreement shall control. Without limiting the foregoing, SCHMID shall not issue any press release or public statement with respect to this agreement or its subject matter without the prior written consent of SUNHYDROGEN.

7.	Governing Law and Arbitration

7.1.	This agreement shall be governed by and construed in accordance with the laws of the State of Germany.

7.2.	In the event of a dispute arising out of or in connection with this agreement, the parties shall consult in good faith to settle such dispute. If no settlement can be reached within two (2）months of the written submission of the matter by one Party to the other, the dispute shall be submitted to arbitration with seat in London, England for settlement under the rules of arbitration of the International Chamber of Commerce (“ICC Rules”). Two arbitrators shall be appointed, one by each party. A third arbitrator, to be named the President / Chairman, would be selected by the first two arbitrators.

7.3.	The arbitration proceedings shall be conducted in the English language. The arbitration award shall be final and binding upon both parties to the exclusion of the ordinary courts. In interpreting this agreement, the arbitrators shall be bound by rules of the international business community. The costs of arbitration shall be borne by the losing party or as otherwise determined by the arbitration panel.

8.	Miscellaneous

8.1.	Should any provision of this agreement be or become invalid or unenforceable, the validity or enforceability of the other provisions of this agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.

8.2.	Neither this agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by SCHMID and SUNHYDROGEN; provided, that the observance of any provision of this agreement may be waived in writing signed by the party that will lose the benefit of such provision as a result of such waiver.

8.3.	All notices pursuant to this agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile or by email transmission, (c) two (2) Business Day after being sent by reputable international courier with overnight or two-day delivery (providing proof of delivery), in each case to the parties at the addresses set forth at the top of this agreement, which in the case of SCHMID shall be directed to Christian Schmid and in the case of SUNHYDROGEN shall be directed to Tim Young (or at such other address for such party specifies in a notice given in accordance with this Section).

8.4.	This agreement shall not be assigned by SCHMID without the prior written consent of SUNHYDROGEN.

8.5.	Nothing in this agreement, whether express or implied, shall be construed to give any third party any legal or equitable right, remedy or claim under or in respect of this agreement, as a third party beneficiary or otherwise.

8.6.	This agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this agreement to be drafted. All monetary figures shall be in Euros unless otherwise specified. All references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified. References to Sections and Exhibits shall refer to sections and exhibits of this agreement. The captions and headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this agreement or any provision thereof.

8.7.	This Agreement, together with the exhibit hereto, and the Confidentiality Agreement, constitutes the entire agreement of the parties relating to the subject matter hereof and thereof and supersedes all prior agreements and discussions, whether oral or written, between or among the parties and their respective representatives relating to the subject matter hereof and thereof.

8.8.	This agreement may be executed by facsimile signatures, electronic mail or other electronic form of signatures (including “.pdf”) and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Gebr. SCHMID GmbH	SunHydrogen Inc.

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